Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2012 RESULTS

Financial Highlights:

•	Revenue of $71.7 million, an increase of 2.2% from $70.2 million in 4Q11 and a decrease of 13.2% from $82.6 million in 1Q11.

•	Gross margin of 55.1%, compared to 57.7% in 4Q11 and 60.0% in 1Q11.

•
Net loss of $0.07 per basic and diluted share, compared to net income of $0.34 per diluted share in 4Q11 and net income of $0.09 per diluted share in 1Q11. 1Q12 financial results included a $7.9 million ($0.07 per basic and diluted share) tax expense, $1.7 million of acquisition related costs and $0.6 million of restructuring related charges. 4Q11 financial results included approximately $35.1 million ($0.29 per diluted share) of income tax benefit, $0.5 million of acquisition related costs and $1.1 million of restructuring related charges.

HILLSBORO, OR - April 19, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended March 31, 2012.

For the first quarter, revenue was $71.7 million, an increase of 2.2% from the $70.2 million reported in the prior quarter, and a decrease of 13.2% from the $82.6 million reported in the same quarter a year ago. FPGA revenue for the first quarter was $23.3 million, an increase from the $22.1 million reported in the prior quarter, and a decrease from the $31.2 million reported in the same quarter a year ago. PLD revenue for the first quarter was $48.4 million, which is slightly higher than the amount reported in the prior quarter, and a decrease from the $51.4 million reported in the same quarter a year ago.

Net loss for the first quarter was $7.7 million ($0.07 per basic and diluted share), compared to prior quarter net income of $40.9 million ($0.34 per diluted share) and net income of $10.9 million ($0.09 per diluted share) reported in the same quarter a year ago. In the first quarter of 2012, we recorded a tax provision of $7.9 million ($0.07 per basic and diluted share) compared to a tax benefit of $35.1 million ($0.29 per diluted share) recognized during the fourth quarter of 2011. First quarter of 2012, and the fourth quarter of 2011, taxes reflect the implementation of our new global tax structure, and for the fourth quarter of 2011, the release of tax valuation allowance for certain deferred tax assets. First quarter 2012 results include approximately $1.7 million of acquisition related costs compared to $0.5 million in the fourth quarter of 2011. First quarter 2012 financial results include approximately $0.6 million of restructuring related charges as compared to approximately $1.1 million of restructuring related charges included in the fourth quarter 2011 financial results.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Revenue in the first quarter 2012 was in line with prior guidance with sequential growth in our communications and consumer businesses offset by softer demand in computing and industrial. Geographically, strength in Asia was offset by continued weakness in Europe. Distribution was soft overall. Our gross margin was lower, primarily reflecting the impact of product mix, lower revenue growth, and iCE product shipment, which combined to offset the benefit of our earlier restructuring efforts. LatticeECP3™ continues to gain share in the communications market, while we are beginning to see meaningful traction with Lattice's MachXO2™.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Total operating expenses in the first quarter were $39.3 million, including approximately $1.7 million in acquisition related and $0.6 million in restructuring charges. Gross margin for the first quarter was 55.1%, which is at the low end of our original guidance due to product mix. We expect that gross margin during the near term will be impacted by our ongoing integration of SiliconBlue and finalization of our operational movement to our low cost site in the Philippines. During the first quarter, we repurchased approximately 250,000 shares valued at $1.6 million under our recently announced 2012 stock buyback program.”

First Quarter 2012 Business Highlights:

•
Reached Milestone 20 Millionth Programmable Mixed Signal Product Shipment: Lattice's programmable mixed signal devices lower cost and improve time to market. Fast-growing, worldwide adoption is spread over key mixed-signal device families, with Lattice's programmable mixed-signal devices used in a wide range of applications from low-cost solid state drives to complex high-end telecommunication infrastructure cards.

•
Extended the Power Efficiency, Package Size, and Performance of the Popular LatticeECP3™ FPGA Family: Lattice announced the immediate availability of low power, high speed, and mini package additions to the highly successful LatticeECP3™ FPGA family ideal for consumer, communication, and video applications. The LatticeECP3 Low Power FPGAs consume on average 30% lower power compared to the standard devices and the High Speed FPGAs run 10% faster. Lattice separately showcased a 3D-capable display solution utilizing the Lattice HDR-60 Video Camera Development Kit based on the low cost, low power, LatticeECP3 FPGA, the Lattice dual-sensor headboard based on the Lattice MachXO2™ PLD and 3D ISP (Image Signal Processing) IP from Lattice partner Helion. Applications for the 3D image processing hardware and IP combinations include automotive, surveillance, medical, infotainment and gaming, among others.

•
Continued to Expand Support for Video Camera Segment: Lattice released a bridge design to support the Sony IMX136 Image Sensor. Lattice's innovative image sensor bridge design utilizes the low power, low cost Lattice MachXO2™ PLD to interface to the Sony IMX136 image sensor. Applications that can benefit from this design include surveillance and industrial cameras. Lattice also announced support for Panasonic's 1080 image sensor. Lattice's end-to-end sensor-to-display FPGA-based video image signal processing framework provides image signal processing IP support for 1080p sensors, and design kits, improving the time-to-market for high-quality, low-power, low-cost 1080p camera applications.

•
Announced Support for MIPI BIF Standard: Optimized for iCE40 devices, Lattice's MIPI BIF Master solution allows rapid support of this standard by existing mobile product chipsets and application processors. The Lattice solution supports multiple classes of batteries and different topologies. Additionally, the Lattice reconfigurable iCE40 device provides customers with a path to innovation, enabling the inclusion of customized features on demand.

Business Outlook - Second Quarter 2012:

•	Revenue is expected to increase approximately flat to up 4% on a sequential basis.

•	Gross margin percentage is expected to be approximately 55% plus or minus 1%.

•	Total operating expenses are expected to be approximately $39.5 million, including approximately $1.0 million in acquisition related charges (primarily amortization of intangible assets).

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the first quarter 2012 and business outlook for the second quarter 2012 on Thursday, April 19, 2012 at 6:00 p.m. EDT. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 67808631. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on April 26, 2012, by telephone at 1-404-537-3406. To access the replay, use conference identification number 67808631. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Second Quarter 2012” relating to expected revenue, gross margin, total operating expenses, and projected acquisition related charges; the impact of the acquisition of SiliconBlue and operational move to the Philippines, including the effect on our gross margin; and our gaining share of the communications market and meaningful traction with Lattice's MachXO2™. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, the ability to supply products to customers in a timely manner or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of restructuring charges and compensation charges due to stock price changes. Restructuring and tax-related charges may vary from the estimate on the basis of the timing and scope of the restructuring. In addition, our results could vary due to our acquisition of SiliconBlue. We have not had experience operating SiliconBlue or projecting its operating results. The acquisition of a new company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges, or issues with integrating SiliconBlue, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	April 2, 2011
Revenue	$71,700	$70,170	$82,615

Costs and expenses:
Cost of products sold	32,215	29,707	33,006
Research and development	19,146	16,085	20,140
Selling, general and administrative	17,923	17,121	17,170
Acquisition related charges (1)	1,707	536	—
Restructuring (2)	556	1,097	1,835
	71,547	64,546	72,151
Income from operations	153	5,624	10,464

Other income, net (3)	64	255	663
Income before provision (benefit) for income taxes	217	5,879	11,127
Provision (benefit) for income taxes (4)	7,931	(35,066)	208
Net (loss) income	$(7,714)	$40,945	$10,919

Net (loss) income per share (5):
Basic	$(0.07)	$0.35	$0.09
Diluted	$(0.07)	$0.34	$0.09

Shares used in per share calculations (5):
Basic	118,174	117,528	117,996
Diluted	118,174	120,473	121,864
______________________
Notes:

(1)
The Company recorded consulting, legal costs, severance related, integration costs and amortization of intangible assets associated the acquisition of SiliconBlue, from the acquisition date, December 16, 2011 through December 31, 2011, and in the first quarter of fiscal 2012.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(3)	During the first quarter of fiscal 2011 the Company recognized a gain on the sale of certain auction rate securities of $0.6 million.

(4)
In the fourth quarter of fiscal 2011, we recognized a tax benefit of $35.2 million related to the release of tax valuation allowance for certain deferred tax assets, following our evaluation about the likelihood of using these tax attributes in the future in light of the significant improvement in our operating results in 2011 and the effects of our global tax restructuring, which will be completed in 2012. In the first quarter of fiscal 2012 a tax provision was recorded as part of the new tax structure.

(5)
For the first quarter of fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For all other periods presented the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$196,159	$210,134
Accounts receivable, net	52,813	36,993
Inventories	36,845	37,278
Other current assets	19,915	16,200
Total current assets	305,732	300,605

Property and equipment, net	40,724	40,430
Long-term marketable securities	6,946	6,946
Other long-term assets	9,923	11,628
Intangible assets, net of amortization	17,641	18,377
Goodwill (1)	44,808	44,808
Deferred income taxes	38,230	45,130
	$464,004	$467,924

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$40,595	$41,215
Deferred income and allowances on sales to sell-through distributors	13,981	10,761
Total current liabilities	54,576	51,976

Other long-term liabilities	21,310	22,387
Total liabilities	75,886	74,363

Stockholders' equity	388,118	393,561
	$464,004	$467,924

(1)	The Company is in the process of finalizing the purchase price accounting, as it relates to taxes, for the December 16, 2011 acquisition of SiliconBlue.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	1Q12	4Q11	1Q11
Operations Information
Percent of Revenue
Gross Margin	55.1%	57.7%	60.0%
R&D Expense	26.7%	22.9%	24.4%
SG&A Expense	25.0%	24.4%	20.8%

Depreciation and amortization (in thousands)	5,027	4,084	4,083
Capital Expenditures (in thousands)	3,442	4,309	4,065
Stock Compensation Expense (in thousands)	1,624	1,588	1,344
Taxes Paid (cash, in thousands)	204	194	154

Balance Sheet Information
Current Ratio	5.6	5.8	6.6
A/R Days Revenue Outstanding	66	47	54
Inventory Months	3.4	3.8	3.5

Revenue% (by Product Family)
PLD	67%	69%	62%
FPGA	33%	31%	38%

Revenue% (by Product Classification)
New	16%	12%	10%
Mainstream	53%	56%	58%
Mature	31%	32%	32%

Revenue% (by Geography)
Asia	64%	64%	61%
Europe (incl. Africa)	19%	19%	21%
Americas	17%	17%	18%

Revenue% (by End Market)
Communications	43%	42%	44%
Industrial & Other	28%	30%	31%
Computing	13%	15%	13%
Consumer	16%	13%	12%

Revenue% (by Channel)
Distribution	53%	65%	62%
Direct	47%	35%	38%

New: LatticeECP4, LatticeECP3, MachXO2, Power Manager II, and iCE40
Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP
Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.